Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2023 Third Quarter Results

Company Achieved Adjusted EPS Growth on Strong Sales Growth

Revises Full-Year Guidance to Reflect Consumer Market Trends and Lower COVID-19 Demand

Immediate Actions to Improve Profitability Including $600 Million of Incremental Cost Savings

Third quarter financial highlights and recent equity sales

•

Third quarter earnings per share (EPS*) was $0.14, a decrease of $0.20 from the year-ago quarter; adjusted EPS increased 3.3 percent to $1.00, up 3.6 percent on a constant currency basis reflecting a 19.5 percent headwind from significantly lower COVID-19 vaccine and testing volumes

•	Third quarter sales increased 8.6 percent year-over-year to $35.4 billion, and up 8.9 percent on a constant currency basis
•

Realized approximately $1.9 billion in total proceeds from the monetization of a portion of holdings in AmerisourceBergen mainly through variable prepaid forward structure, and the sale of the remaining shares of Option Care Health in the third quarter and June

•	Accelerated the full acquisition of CareCentrix, completed on March 31, 2023 for approximately $380 million

Fiscal 2023 outlook and preliminary fiscal 2024 commentary1

•	Revising full-year adjusted EPS guidance to $4.00 to $4.05 from $4.45 to $4.65, to reflect consumer and category conditions, lower COVID-19 contribution, and a more cautious macroeconomic forward view
•	Taking immediate actions to drive sustainable growth in adjusted operating income in fiscal 2024
•	Raising Transformational Cost Management Program target from $3.5 billion to $4.1 billion in total savings
•	Optimizing the U.S. Healthcare path to profitability, including an increased and accelerated synergy target for VillageMD/Summit Health of $200 million by calendar 2026
•

Preliminary fiscal 2024 expectation for low- to mid-single digit adjusted operating income growth, expected to be driven by U.S. Healthcare and U.S. Retail Pharmacy; adjusted operating income growth expected to outpace adjusted EPS

DEERFIELD, Ill. — June 27, 2023 — Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the third quarter of fiscal 2023, which ended May 31, 2023.

Chief Executive Officer Rosalind Brewer said:

“WBA achieved 8.9 percent constant currency sales growth in the third quarter despite a challenging operating environment. Consumers continue to appreciate the value, convenience, and range of services provided by Walgreens and Boots. However, significantly lower demand for COVID-related services, a more cautious and value-driven consumer, and a recently weaker respiratory season created margin pressures in the quarter. Our revised guidance takes an appropriately cautious forward view in light of consumer spending uncertainty, while still demonstrating clear drivers of a return to operating growth next fiscal year. We are raising our cost savings program target to $4.1 billion and taking immediate actions to optimize profitability for our U.S. Healthcare segment. I am confident that our turnaround strategy positions WBA to drive sustainable core growth and deliver long-term shareholder value.”

[1]

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure

Overview of Third Quarter Results

WBA third quarter sales increased 8.6 percent from the year-ago quarter to $35.4 billion, an increase of 8.9 percent on a constant currency basis, reflecting sales growth in the U.S. Retail Pharmacy and International segments, and a significant contribution from the U.S. Healthcare segment.

Operating loss was $0.5 billion in the third quarter compared to a loss of $0.3 billion in the year-ago quarter. Operating loss in the quarter reflects a $431 million non-cash impairment of pharmacy license intangible assets in Boots UK. Adjusted operating income was $1.0 billion, an increase of 0.6 percent on a constant currency basis, reflecting improvements in U.S. core pharmacy and International growth, partly offset by lower volumes of COVID-19 vaccinations and testing, planned payroll investments in U.S. Retail Pharmacy, and investments in U.S. Healthcare.

Net earnings in the third quarter was $118 million compared to net earnings of $289 million in the year-ago quarter, primarily driven by lower operating income. Adjusted net earnings were $860 million, up 3.4 percent on a constant currency basis, primarily driven by adjusted operating income.

Earnings per share in the third quarter was $0.14, compared to EPS of $0.33 in the year-ago quarter. Adjusted EPS increased 3.3 percent to $1.00, an increase of 3.6 percent on a constant currency basis, despite a COVID-19 headwind of 19.5 percent.

Net cash used for operating activities was $20 million in the third quarter. Free cash flow was negative $444 million, a $1.7 billion decrease compared with the year-ago quarter, driven by phasing of working capital and increased capital expenditures including growth initiatives and U.S. Healthcare.

Overview of Fiscal 2023 Year-to-Date Results

Sales in the first nine months of fiscal 2023 were $103.7 billion, an increase of 3.4 percent from the year-ago period, and an increase of 4.8 percent on a constant currency basis.

Operating loss in the first nine months of fiscal 2023 was $6.4 billion compared to operating income of $2.2 billion in the year-ago period. Operating loss in the period reflects a $6.8 billion pre-tax charge for opioid-related claims and litigation. Adjusted operating income was $3.2 billion, a decrease of 26.6 percent on a constant currency basis, reflecting a COVID-19 headwind of approximately 22 percent, planned payroll investments in U.S. Retail Pharmacy and growth investments in U.S. Healthcare, partly offset by improved retail contributions in the U.S., and International growth.

For the first nine months of fiscal 2023, net loss was $2.9 billion compared to net earnings of $4.8 billion in the year-ago period. This decrease is driven by a $5.5 billion after-tax charge for opioid-related claims and litigation and lapping of a $2.5 billion after-tax gain on the Company’s investments in VillageMD and Shields Health Solutions in the year-ago period, partly offset by a $1.5 billion after-tax gain from the partial sale of the Company’s investments in AmerisourceBergen and Option Care Health. Adjusted net earnings were $2.9 billion, a decrease of 20.9 percent on a constant currency basis, primarily driven by lower adjusted operating income.

Loss per share for the first nine months of fiscal 2023 was $3.36 compared to EPS of $5.49 from the year-ago period. Adjusted EPS decreased 21.7 percent to $3.32, reflecting a decrease of 20.7 percent on a constant currency basis, mainly due to a lower COVID-19 contribution of approximately 20 percent.

Net cash provided by operating activities was $1.2 billion in the first nine months of fiscal 2023, a decrease of $2.6 billion from the year-ago period, and free cash flow was $116 million, a decrease of $2.5 billion from the year-ago period driven by lower earnings, lower working capital contributions, and increased capital expenditures including growth initiatives.

Business Highlights

WBA continues to achieve rapid progress across its four strategic priorities, including:

Transform and align the core

•	Raising Transformational Cost Management Program target from $3.5 billion to $4.1 billion in cumulative savings by fiscal 2024
•	Established scalable partnership with TelePharm, part of Cardinal Health’s Outcomes business, enabling a tele-pharmacy to expand access and reach more patients in local communities
•	U.S. pharmacy comparable script volume growth of 2.8 percent excluding immunizations
•	Addressed industry-wide pharmacist labor shortage by returning an incremental ~300 stores to normal pharmacy operating hours and optimizing hours at an additional ~500 stores
•	U.S. retail comparable sales decline of (0.2) percent, including a 40 basis point headwind from tobacco and an 80 basis point headwind from lower levels of OTC test kits
•	Operating nine automated microfulfillment centers at quarter-end, supporting ~3,900 stores
•	Boots UK retail comparable sales growth of 13.4 percent, on top of robust prior year growth of 24.0 percent
•

Launched world-first super peptide skincare range, in owned brand No7 Future Renew, with one product sold in the UK every two seconds on launch day and over 500,000 transactions in the first four weeks; launched in the U.S. in June

Build our next growth engine with consumer-centric healthcare solutions

•	Service offering resonating with payers, health systems, and other partners:
•	Horizon Blue Cross Blue Shield signed on as fourth payor partner for Walgreens Health
•	Shields and CareCentrix recently contracted with leading national health solution and care delivery organization
•	Shields added six new health system partners this year
•	Clinical trials business with first eight contracts signed; achieved milestone outreach to 1 millionth patient for potential participation in trials
•	Managing approximately 850,000 value-based lives under VillageMD/Summit Health
•	Closed full acquisition of CareCentrix on March 31, 2023
•	Closed VillageMD’s acquisition of Starling Physicians, a leading primary care and multi-specialty group in Connecticut, on March 3, 2023

Focus the portfolio; optimize capital allocation

•	Exited Option Care Health stake with common stock sales in March and June, and combined after-tax cash proceeds of ~$800 million; total proceeds of $1.2 billion since August 2022
•

Monetized AmerisourceBergen shares for current proceeds of approximately $1.1 billion in the third quarter and June, including Variable Prepaid Forward structure with no dilutive impact to WBA’s adj. EPS until fourth quarter fiscal 2025; total proceeds of $5.0 billion since May 2022

•	Announced agreement to sell Farmacias Ahumada in Chile; transaction expected to close in calendar 2023

Build a high-performance culture and a winning team

•	Aligned enterprise B2B sales and contracting teams with healthcare expertise, to sell integrated services that improve outcomes and lower cost of care for payors/health systems
•	Appointed Rich Rubino as CFO of VillageMD; formerly held CFO roles at Medco Health Solutions, Aerie Pharmaceuticals, and Cedar Gate Technologies
•	Appointed Beth Leonard as SVP, Chief Communications Officer; formerly held corporate affairs roles at EmblemHealth and America’s Health Insurance Plans

Business Segments

U.S. Retail Pharmacy:

The U.S. Retail Pharmacy segment had third quarter sales of $27.9 billion, an increase of 4.4 percent from the year-ago quarter. Comparable sales increased 7.0 percent from the year-ago quarter.

Pharmacy sales increased 6.3 percent compared to the year-ago quarter, and comparable pharmacy sales increased 9.8 percent, benefiting from branded drug inflation. Comparable prescriptions filled in the quarter increased 1.6 percent, while comparable prescriptions excluding immunizations increased 2.8 percent. Total prescriptions filled in the quarter, including immunizations, adjusted to 30-day equivalents, increased 0.1 percent to 305 million. 0.8 million COVID-19 vaccinations were administered in the quarter compared to 4.7 million in the year-ago quarter.

Retail sales decreased 1.0 percent and comparable retail sales decreased 0.2 percent in the third quarter. Excluding tobacco, comparable retail sales increased 0.2 percent, led by strong results in the grocery & household and beauty categories, partly offset by a 90 basis point headwind from holiday seasonal weakness with discretionary spending pullback, and an 80 basis point headwind from lower sales of OTC test kits.

Gross profit decreased 3.1 percent compared with the year-ago quarter, and adjusted gross profit decreased 3.2 percent. Gross profit and adjusted gross profit were largely driven by a 5 percent headwind from a lower contribution from COVID-19 vaccination and testing.

Selling, general and administrative expenses (SG&A) decreased 12.7 percent to $5.0 billion, driven by a $683 million opioid-related settlement in the year-ago quarter. Adjusted SG&A decreased 5.0 percent to $4.5 billion, reflecting the Transformational Cost Management Program, incentive accruals, and benefits from the sale and leaseback program, partly offset by increased labor investments.

Operating income in the third quarter was $0.4 billion compared to operating loss of $90 million from the year-ago quarter due to lower selling, general and administrative expenses. Adjusted operating income decreased $4 million to $1.0 billion from the year-ago quarter, reflecting a 22 percent headwind from lower COVID-19 vaccination and testing volumes, continued reimbursement pressure, and increased labor investments.

International:

The International segment had third quarter sales of $5.6 billion, an increase of 5.0 percent from the year-ago quarter, held back by an adverse currency impact of 1.9 percentage points. Sales increased 6.9 percent on a constant currency basis, with Boots UK sales growing 10.2 percent, and the Germany wholesale business growing 3.8 percent.

Boots UK comparable pharmacy sales increased 5.7 percent compared with the year-ago quarter. Boots UK comparable retail sales increased 13.4 percent compared to the year-ago quarter, growing market share for the ninth consecutive quarter. Footfall continued to improve, increasing 7 percent compared to the year-ago quarter. Boots.com continued to perform strongly, with sales up over 25 percent compared to the year-ago quarter, accounting for over 14 percent of retail sales.

Gross profit increased 7.1 percent compared with the year-ago quarter, including an adverse currency impact of 3.1 percentage points. Adjusted gross profit increased 10.3 percent on a constant currency basis, with solid growth across all International markets, led by strong retail sales in the UK.

SG&A in the quarter increased 48.2 percent from the year-ago quarter to $1.5 billion primarily reflecting a non-cash impairment of pharmacy license intangible assets, partially offset by a favorable currency impact of 3.3 percentage points. Adjusted SG&A increased 8.3 percent on a constant currency basis, reflecting lapping sale and leaseback gains in the year-ago quarter, higher inflation and increased UK in-store activities.

Operating income decreased from $100 million in the year-ago quarter to a loss of $302 million. Adjusted operating income increased 19.8 percent to $208 million, an increase of 20.9 percent on a constant currency basis.

U.S. Healthcare:

The U.S. Healthcare segment had third quarter sales of $2.0 billion, an increase of $1.4 billion compared to the year-ago quarter. On a pro forma basis, the segment’s businesses grew sales at a combined rate of 22 percent in the quarter. VillageMD, including Summit Health, grew pro forma sales 22 percent, reflecting existing clinic growth and clinic footprint expansion. Shields grew pro forma sales 35 percent, driven by recent contract wins, further expansion of existing partnerships, and strong executional focus. CareCentrix grew pro forma sales 15 percent as a result of additional service offerings with existing partners.

Gross profit was $89 million as Shields and CareCentrix gross profit was partly offset by VillageMD’s expansion. VillageMD added 93 clinics compared to the year-ago quarter. Adjusted gross profit was $114 million, an increase of $135 million compared to the year-ago period as the segment continues to rapidly scale.

Third quarter SG&A was $611 million, and adjusted SG&A was $286 million. Adjusted SG&A increased by $179 million compared to the year-ago quarter, primarily due to the acquisitions of CareCentrix and Summit Health which were not included in the year-ago quarter.

Operating loss was $522 million. Adjusted operating loss was $172 million, which excludes certain costs related to stock compensation, amortization of acquired intangible assets, and acquisition related costs. Adjusted EBITDA loss was $113 million, reflecting VillageMD expansion and lower CityMD visit volume due to a weaker respiratory season, partly offset by positive contributions from Shields.

Fiscal 2023 Outlook and Preliminary Fiscal 2024 Commentary

For the full fiscal year 2023, Walgreens Boots Alliance now expects adjusted EPS of $4.00 to $4.05 from $4.45 to $4.65 previously, reflecting challenging consumer and macroeconomic conditions, and lower COVID-19 vaccine and testing volumes.

The fourth quarter is expected to be negatively impacted by a higher effective tax rate, shifting U.S. consumer spending with heightened macro pressures, and the impact of a weaker respiratory season for both U.S. Retail Pharmacy and U.S. Healthcare. Despite these challenges, the Company expects adjusted operating income growth to accelerate in the fourth quarter from 0.6 percent in the third quarter.

For the fiscal year 2024, Walgreens Boots Alliance is providing preliminary expectations for low- to mid-single digit adjusted operating income growth, with the U.S. Healthcare and U.S. Retail Pharmacy performance more than offsetting headwinds from lower sale and leaseback program benefits, lower COVID-19 contribution, and the sale of holdings in AmerisourceBergen. Adjusted operating income growth is expected to outpace adjusted EPS due to a higher tax rate and a negative impact from non-controlling interest.

The Company’s fiscal year 2024 commentary reflects views on market trends and expected performance based on information available to the management team as of the date hereof. Important factors that could cause actual results to differ from these expectations are set forth below under “Forward-Looking Statements.” The Company will provide detailed 2024 guidance when it reports fourth quarter and full year 2023 results.

The Company is taking immediate actions to drive sustainable growth including:

•	Raising the Transformational Cost Management Program target from $3.5 billion to $4.1 billion in cumulative savings by fiscal 2024; expecting cost savings of $800 million in fiscal 2024
•	Implemented capital and project spend reductions; working capital optimization program launched, benefiting fiscal 2024
•	Advancing portfolio simplification to pay down debt and fund strategic initiatives
•

Announcing swift actions to improve the U.S. Healthcare path to profitability, including realigned CityMD costs, accelerated VillageMD patient panel build, aggressive integration of prior Summit Health acquisitions, upgraded VillageMD management, and an increased and accelerated synergy target for VillageMD/Summit Health

•	Accelerating synergies between U.S. Healthcare and Walgreens operations

The Company’s capital allocation continues to focus on core investments, debt paydown, and dividend payments.

Conference Call

WBA will hold a conference call to discuss the third quarter results beginning at 8:30 a.m. Eastern time today, June 27, 2023. A live simulcast as well as related presentation materials will be available through WBA’s investor relations website at: https://investor.walgreensbootsalliance.com. A replay of the conference will be archived on the website for at least 12 months after the event.

*All references to net earnings or net loss are to net earnings or net loss attributable to WBA, and all references to EPS are to diluted EPS attributable to WBA.

**“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure.

Cautionary Note Regarding Forward-Looking Statements: This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, estimates of and goals for future operating, financial and tax performance and results, including our fiscal year 2023 guidance, our preliminary fiscal year 2024 commentary, our long-term growth algorithm, outlook and targets and related assumptions and drivers, as well as forward-looking statements concerning the expected execution and effect of our business strategies, including the potential impacts on our business of COVID-19, our cost-savings and growth initiatives, including statements relating to our expected cost savings under our Transformational Cost Management Program and expansion and future operating and financial results of our U.S. Healthcare segment, including our long-term sales targets and profitability expectations. All statements in the future tense and all statements accompanied by words such as “expect,” “outlook,” “preliminary outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” continue,” “transform,” “accelerate,” “model,” “long-term,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” “commentary,” “potential,” “preliminary,” and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated.

These risks, assumptions and uncertainties include those described in Item 1A (Risk Factors) of our Form 10-K for the fiscal year ended August 31, 2022, as amended, and in other documents that we file or furnish with the Securities and Exchange Commission. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. All forward-looking statements we make or that are made on our behalf are qualified by these cautionary statements. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 170-year heritage of caring for communities.

A trusted, global innovator in retail pharmacy with approximately 13,000 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. The Company is reimagining local healthcare and well-being for all as part of its purpose – to create more joyful lives through better health. Through dispensing medicines, improving access to a wide range of health services, providing high quality health and beauty products and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare.

WBA employs more than 325,000 people and has a presence in nine countries through its portfolio of consumer brands: Walgreens, Boots, Duane Reade, the No7 Beauty Company, Benavides in Mexico and Ahumada in Chile. Additionally, WBA has a portfolio of healthcare-focused investments located in several countries, including China and the U.S.

The Company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA has been recognized for its commitment to operating sustainably: the Company is an index component of the Dow Jones Sustainability Indices (DJSI) and was named to the 100 Best Corporate Citizens 2022.

More Company information is available at www.walgreensbootsalliance.com.

(WBA-ER)

Media Relations	Contact

U.S. / Jim Cohn	+1 224 813 9057

International	+44 (0)20 7980 8585

Investor Relations	Contact

Tiffany Kanaga	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended May 31,		Nine months ended May 31,
	2023	2022	2023	2022
Sales	$35,415	$32,597	$103,659	$100,254
Cost of sales	28,826	26,025	83,062	78,399

Gross profit	6,588	6,572	20,596	21,855
Selling, general and administrative expenses	7,123	7,019	27,215	19,975
Equity earnings in AmerisourceBergen	58	127	187	330

Operating (loss) income	(477)	(320)	(6,431)	2,209
Other income, net	268	410	1,812	2,829

(Loss) earnings before interest and income tax (benefit) provision	(209)	90	(4,619)	5,038
Interest expense, net	173	108	425	295

(Loss) earnings before income tax (benefit) provision	(382)	(18)	(5,044)	4,743
Income tax (benefit) provision	(330)	(242)	(1,707)	205
Post-tax earnings from other equity method investments	4	5	18	29

Net (loss) earnings	(48)	229	(3,320)	4,566
Net loss attributable to non-controlling interests	(166)	(60)	(420)	(186)

Net earnings (loss) attributable to Walgreens Boots Alliance, Inc.	$118	$289	$(2,900)	$4,752

Net earnings (loss) per common share:
Basic	$0.14	$0.33	$(3.36)	$5.50
Diluted	$0.14	$0.33	$(3.36)	$5.49

Weighted average common shares outstanding:
Basic	863.1	864.0	863.1	864.4
Diluted	863.8	865.3	863.1	866.0

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	May 31, 2023	August 31, 2022
Assets
Current assets:
Cash and cash equivalents	$871	$1,358
Marketable securities	99	1,114
Accounts receivable, net	5,843	5,017
Inventories	8,164	8,353
Other current assets	1,565	1,059

Total current assets	16,542	16,902
Non-current assets:
Property, plant and equipment, net	11,562	11,729
Operating lease right-of-use assets	22,051	21,259
Goodwill	28,371	22,280
Intangible assets, net	13,578	10,730
Equity method investments	3,527	5,495
Other non-current assets	2,973	1,730

Total non-current assets	82,063	73,222

Total assets	$98,605	$90,124

Liabilities, redeemable non-controlling interests and equity
Current liabilities:
Short-term debt	$3,061	$1,059
Trade accounts payable	12,029	11,255
Operating lease obligations	2,356	2,286
Accrued expenses and other liabilities	8,578	7,899
Income taxes	146	84

Total current liabilities	26,170	22,583
Non-current liabilities:
Long-term debt	8,841	10,615
Operating lease obligations	22,181	21,517
Deferred income taxes	1,657	1,442
Accrued litigation obligations	6,407	551
Other non-current liabilities	3,829	3,009

Total non-current liabilities	42,915	37,134

Redeemable non-controlling interests	160	1,042
Total equity	29,359	29,366

Total liabilities, redeemable non-controlling interests and equity	$98,605	$90,124

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Nine months ended May 31,
	2023	2022
Cash flows from operating activities:
Net (loss) earnings	$(3,320)	$4,566
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	1,652	1,502
Deferred income taxes	(2,098)	(168)
Stock compensation expense	348	266
Earnings from equity method investments	(206)	(359)
Loss on early extinguishment of debt	—	4
Gain on previously held investment interests	—	(2,576)
Gain on sale of equity method investments	(1,691)	(421)
Gain on sale-leaseback transactions	(825)	(410)
Impairment of intangible assets	431	—
Impairment of equity method investments and investments in debt and equity securities	16	233
Other	269	211
Changes in operating assets and liabilities:
Accounts receivable, net	(411)	725
Inventories	326	(510)
Other current assets	(184)	(58)
Trade accounts payable	627	767
Accrued expenses and other liabilities	(588)	(362)
Income taxes	216	82
Accrued litigation obligations	6,835	—
Other non-current assets and liabilities	(179)	320

Net cash provided by operating activities	1,219	3,813
Cash flows from investing activities:
Additions to property, plant and equipment	(1,633)	(1,241)
Proceeds from sale-leaseback transactions	1,549	809
Proceeds from sale of other assets	3,798	976
Business, investment and asset acquisitions, net of cash acquired	(7,072)	(2,040)
Other	110	233

Net cash used for investing activities	(3,249)	(1,262)
Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	147	(10)
Proceeds from debt	5,240	11,944
Payments of debt	(5,232)	(7,350)
Acquisition of non-controlling interests	(1,316)	(2,108)
Proceeds from issuance of non-controlling interests	2,735	—
Proceeds from variable prepaid forward	644	—
Stock purchases	(150)	(187)
Proceeds related to employee stock plans, net	34	13
Cash dividends paid	(1,244)	(1,251)
Early debt extinguishment	—	(458)
Other	(286)	160

Net cash provided by financing activities	573	753
Effect of exchange rate changes on cash, cash equivalents, marketable securities and restricted cash	17	(33)
Changes in cash, cash equivalents, marketable securities and restricted cash:
Net (decrease) increase in cash, cash equivalents, marketable securities and restricted cash	(1,441)	3,270
Cash, cash equivalents, marketable securities and restricted cash at beginning of period	2,558	1,270

Cash, cash equivalents, marketable securities and restricted cash at end of period	$1,117	$4,541

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The Company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the Company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company’s business from period to period and trends in the Company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, such as unusual one-time charges, tax expenses, and material litigation expenses, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the U.S. transacting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For the Company’s U.S. Retail Pharmacy and International segments, comparable sales are defined as sales from stores that have been open for at least twelve consecutive months without closure for seven or more consecutive days, including due to store damage, and without a major remodel or being subject to a natural disaster, in the past twelve months as well as e-commerce sales. E-commerce sales include digitally initiated sales online or through mobile applications. Relocated stores are not included as comparable sales for the first twelve months after the relocation. Acquired stores are not included as comparable sales for the first twelve months after acquisition or conversion, when applicable, whichever is later. Comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions and comparable number of 30-day equivalent prescriptions refer to total sales, pharmacy sales, retail sales, number of prescriptions and number of 30-day equivalent prescriptions, respectively. The method of calculating comparable sales varies across the retail industry. As a result, the Company’s method of calculating comparable sales may not be the same as other retailers’ methods.

With respect to the International segment, comparable sales, comparable pharmacy sales and comparable retail sales, are presented on a constant currency basis, which is a non-GAAP financial measure. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

Key Performance Indicators

The Company considers certain metrics, such as comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions, comparable 30-day equivalent prescriptions, number of payor/ provider partnerships at period end, number of locations with Walgreens Health Corners at period end, number of VillageMD co-located clinics at period end and number of total VillageMD/Summit/CityMD locations at period end, to be key performance indicators because the Company’s management has evaluated its results of operations using these metrics and believes that these key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of the Company from period to period and trends in its historical operating results. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

With respect to the total number of VillageMD locations, locations are defined as the primary care locations where the Company or the Company’s affiliates lease or license space and the providers are employed by either the Company or one of the Company’s affiliates. These locations are primarily branded as Village Medical where the Company employs the providers but, in some instances, may operate under their own brands.

NET EARNINGS (LOSS) TO ADJUSTED NET EARNINGS AND DILUTED NET EARNINGS (LOSS) PER SHARE TO ADJUSTED DILUTED NET EARNINGS PER SHARE

	(in millions, except per share amounts)
	Three months ended May 31,		Nine months ended May 31,
	2023	2022	2023	2022
Net earnings (loss) attributable to Walgreens Boots Alliance, Inc. (GAAP)	$118	$289	$(2,900)	$4,752

Adjustments to operating (loss) income:
Certain legal and regulatory accruals and settlements [1]	268	734	7,249	734
Acquisition-related amortization [2]	274	201	851	616
Transformational cost management [3]	414	185	697	458
Impairment of intangible assets [4]	299	—	299	—
Acquisition-related costs [5]	70	40	257	155
Adjustments to equity earnings in AmerisourceBergen [6]	61	60	178	155
LIFO provision [7]	51	55	89	64
Total adjustments to operating (loss) income	1,436	1,275	9,620	2,181

Adjustments to other income, net:
Gain on sale of equity method investments [8]	(179)	(421)	(1,692)	(421)
Gains on investments, net [9]	(76)	—	(76)	(2,576)
Impairment of equity method investment and investments in debt and equity securities [10]	—	—	—	190
Adjustment to gain on disposal of discontinued operations [11]	—	—	—	38
Loss on certain non-hedging derivatives [12]	26	—	26	1
Total adjustments to other income, net	(229)	(421)	(1,742)	(2,768)

Adjustments to interest expense, net:
Early debt extinguishment [13]	—	4	—	4
Total adjustments to interest expense, net	—	4	—	4

Adjustments to income tax (benefit) provision:
Equity method non-cash tax [14]	10	25	33	55
Tax impact of adjustments [14]	(408)	(331)	(1,968)	(466)
Total adjustments to income tax (benefit) provision	(397)	(306)	(1,935)	(411)

Adjustments to post-tax earnings from other equity method investments:
Adjustments to earnings from other equity method investments [15]	9	24	31	49
Total adjustments to post-tax earnings from other equity method investments	9	24	31	49

Adjustments to net loss attributable to non-controlling interests:
Transformational cost management [3]	—	—	—	(1)
Early debt extinguishment [13]	—	(1)	—	(1)
Acquisition-related costs [5]	(16)	2	(71)	(18)
Acquisition-related amortization [2]	(61)	(31)	(139)	(119)
Total adjustments to net loss attributable to non-controlling interests	(77)	(31)	(210)	(140)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$860	$834	$2,864	$3,667

Diluted net earnings (loss) per common share (GAAP) [16]	$0.14	$0.33	$(3.36)	$5.49
Adjustments to operating (loss) income	1.66	1.47	11.14	2.52
Adjustments to other income, net	(0.27)	(0.49)	(2.02)	(3.20)
Adjustments to interest expense, net	—	0.01	—	0.01
Adjustments to income tax (benefit) provision	(0.46)	(0.35)	(2.24)	(0.47)
Adjustments to post-tax earnings from other equity method investments	0.01	0.03	0.04	0.06
Adjustments to net loss attributable to non-controlling interests	(0.09)	(0.04)	(0.24)	(0.16)

Adjusted diluted net earnings per common share (Non-GAAP measure) [17]	$1.00	$0.96	$3.32	$4.23

Weighted average common shares outstanding, diluted (in millions) [17]	863.8	865.3	863.8	866.0

[1]

Certain legal and regulatory accruals and settlements relate to significant charges associated with certain legal proceedings, including legal defense costs. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded within Selling, general and administrative expenses. During the three and nine months ended May 31, 2023, the Company recorded charges related to the previously announced opioid litigation settlement frameworks and certain other legal matters.

[2]

Acquisition-related amortization includes amortization of acquisition-related intangible assets, inventory valuation adjustments and stock-based compensation fair valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangible assets such as customer relationships, trade names, trademarks, developed technology and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded within Selling, general and administrative expenses. The stock-based compensation fair valuation adjustment reflects the difference between the fair value based remeasurement of awards under purchase accounting and the grant date fair valuation. Post-acquisition compensation expense recognized in excess of the original grant date fair value of acquiree awards are excluded from the related non-GAAP measures as these arise from acquisition-related accounting requirements or agreements, and are not reflective of normal operating activities.

[3]

Transformational Cost Management Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded within Selling, general and administrative expenses. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[4]

Impairment of intangible assets do not relate to the ordinary course of the Company’s business. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded within Selling, general and administrative expenses. During the three months ended May 31, 2023, the Company recognized a $431 million impairment of pharmacy license intangible assets in Boots UK of which $132 million was attributed to additional store closures recognized as part of the Transformational Cost Management Program.

[5]

Acquisition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities. These costs include charges incurred related to certain mergers, acquisition and divestitures related activities recorded in operating income, for example, costs related to integration efforts for merger, acquisition and divestitures activities. Examples of such costs include deal costs, severance, stock compensation and employee transaction success bonuses. These charges are primarily recorded within Selling, general and administrative expenses. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance.

[6]	Adjustments to equity earnings in AmerisourceBergen consist of the Company’s proportionate share of non-GAAP adjustments reported by AmerisourceBergen consistent with the Company’s non-GAAP measures.

[7]

The Company’s U.S. Retail Pharmacy segment inventory is accounted for using the last-in-first-out (“LIFO”) method. This adjustment represents the impact on cost of sales as if the U.S. Retail Pharmacy segment inventory is accounted for using first-in first-out (“FIFO”) method. The LIFO provision is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. Therefore, the Company cannot control the amounts recognized or timing of these items.

[8]

Includes significant gains on the sale of equity method investments. During the three and nine months ended May 31, 2023, the Company recorded a gain of $179 million and $1.6 billion, respectively, in Other income, net, due to a partial sale of its equity method investment in AmerisourceBergen and Option Care Health. During the three months ended May 31, 2022, the Company recorded a gain of $424 million in Other income, net due to a partial sale of its equity method investment in AmerisourceBergen.

[9]

Includes significant gains resulting from the change in classification of investments as well as the fair value adjustments recorded to Other income, net. During the three months ended May 31, 2023, the Company recorded pre-tax gains of $76 million related to the change in classification of its previously held equity method investment in Option Care Health to an investment in equity security held at fair value. During the three months ended November 30, 2021, the Company recorded pre-tax gains of $2.2 billion and $402 million for VillageMD and Shields, respectively, related to the change in classification of previously held minority equity interests and debt securities to fair value on business combinations. These gains were recorded in Other income, net.

[10]

Impairment of equity method investment and investments in debt and equity securities includes impairment of certain investments. The Company excludes these charges when evaluating operating performance because these do not relate to the ordinary course of the Company’s business and it does not incur such charges on a predictable basis. Exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded within Other income, net.

[11]

During the three months ended February 28, 2022, the Company finalized the working capital adjustments with AmerisourceBergen related to the sale of the Alliance Healthcare business, resulting in a $38 million charge recorded to Other income, net in the Consolidated Condensed Statement of Earnings.

[12]

Includes fair value gains or losses on the variable prepaid forward derivatives and certain derivative instruments used as economic hedges of the Company’s net investments in foreign subsidiaries. These charges are recorded within Other income, net. The Company does not believe the volatility related to the mark-to-market adjustments on the underlying derivative instruments reflects the Company’s operational performance.

[13]

During the three months ended May 31, 2022, the Company incurred a $4 million loss in connection with the early extinguishment of debt related to the integration of Shields. The Company excludes these charges as related activities do not reflect the Company’s ongoing financial performance.

[14]

Adjustments to income tax (benefit) provision include adjustments to the GAAP basis tax (benefit) provision commensurate with non-GAAP adjustments and certain discrete tax items including U.S. and UK tax law changes and equity method non-cash tax. These charges are recorded within income tax (benefit) provision.

[15]

Adjustments to post-tax earnings from other equity method investments consist of the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the Company’s non-GAAP adjustments. These charges are recorded within post-tax earnings from other equity method investments. Although the Company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the Company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees.

[16]

Due to the anti-dilutive effect resulting from the reported net loss, the impact of potentially dilutive securities on the per share amounts has been omitted from the calculation of weighted-average common shares outstanding for diluted EPS for the nine months ended May 31, 2023.

[17]	Includes impact of potentially dilutive securities in the calculation of weighted-average common shares, diluted for adjusted diluted net earnings per common share calculation purposes.

NON-GAAP RECONCILIATIONS BY SEGMENT

	(in millions)
	Three months ended May 31, 2023
	U.S. Retail Pharmacy[1]	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$27,866	$5,573	$1,975	$—	$35,415
Gross profit (GAAP)	$5,327	$1,173	$89	$—	$6,588
Acquisition-related amortization	5	—	25	—	31
LIFO provision	51	—	—	—	51
Adjusted gross profit (Non-GAAP measure)	$5,383	$1,173	$114	$—	$6,670

Selling, general and administrative expenses (GAAP)	$4,990	$1,475	$611	$48	$7,123
Certain legal and regulatory accruals and settlements	(268)	—	—	—	(268)
Acquisition-related amortization	(76)	(15)	(152)	—	(243)
Transformational cost management	(103)	(194)	(113)	(3)	(414)
Impairment of intangible assets	—	(299)	—	—	(299)
Acquisition-related costs	(3)	(2)	(59)	(6)	(70)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,540	$965	$286	$39	$5,830

Operating income (loss) (GAAP)	$395	$(302)	$(522)	$(48)	$(477)

Certain legal and regulatory accruals and settlements	268	—	—	—	268
Acquisition-related amortization	81	15	178	—	274
Transformational cost management	103	194	113	3	414
Impairment of intangible assets	—	299	—	—	299
Acquisition-related costs	3	2	59	6	70

Adjustments to equity earnings in AmerisourceBergen	61	—	—	—	61
LIFO provision	51	—	—	—	51

Adjusted operating income (loss) (Non-GAAP measure)	$962	$208	$(172)	$(39)	$959

Gross margin (GAAP)	19.1%	21.0%	4.5%		18.6%
Adjusted gross margin (Non-GAAP measure)	19.3%	21.0%	5.8%		18.8%

Selling, general and administrative expenses percent to sales (GAAP)	17.9%	26.5%	30.9%		20.1%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	16.3%	17.3%	14.5%		16.5%
Operating margin[2]	1.20%	(5.4) %	(26.4) %		(1.5) %
Adjusted operating margin (Non-GAAP measure)[2]	3.0%	3.7%	(8.7) %		2.4%

[1]

Operating income for U.S. Retail Pharmacy includes equity earnings in AmerisourceBergen. As a result of the two-month reporting lag, operating income for the three month period ended May 31, 2023 includes AmerisourceBergen equity earnings for the period of January 1, 2023 through March 31, 2023.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

	(in millions)
	Three months ended May 31, 2022
	U.S. Retail Pharmacy[1]	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$26,695	$5,305	$596	$1	$32,597
Gross profit (GAAP)	$5,499	$1,095	$(21)	$—	$6,572
LIFO provision	55	—	—	—	55
Acquisition-related amortization	5	—	—	—	5

Adjusted gross profit (Non-GAAP measure)	$5,559	$1,095	$(21)	$—	$6,633

Selling, general and administrative expenses (GAAP)	$5,716	$995	$213	$95	$7,019
Acquisition-related costs	(1)	(11)	—	(28)	(40)
Transformational cost management	(127)	(47)	—	(11)	(185)
Acquisition-related amortization	(74)	(16)	(106)	—	(196)
Certain legal and regulatory accruals and settlements	(734)	—	—	—	(734)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,781	$921	$108	$56	$5,865

Operating (loss) income (GAAP)	$(90)	$100	$(234)	$(95)	$(320)
Certain legal and regulatory accruals and settlements	734	—	—	—	734
Acquisition-related amortization	79	16	106	—	201
Transformational cost management	127	47	—	11	185
Adjustments to equity earnings in AmerisourceBergen	60	—	—	—	60
Acquisition-related costs	1	11	—	28	40
LIFO provision	55	—	—	—	55

Adjusted operating income (loss) (Non-GAAP measure)	$966	$174	$(129)	$(56)	$955

Gross margin (GAAP)	20.6%	20.6%	(3.5) %		20.2%
Adjusted gross margin (Non-GAAP measure)	20.8%	20.6%	(3.5) %		20.3%
Selling, general and administrative expenses percent to sales (GAAP)	21.4%	18.8%	35.7%		21.5%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.9%	17.4%	18.0%		18.0%
Operating margin[2]	(0.8) %	1.9%	(39.3) %		(1.4) %
Adjusted operating margin (Non-GAAP measure)[2]	2.9%	3.3%	(21.6) %		2.4%

[1]

Operating loss for U.S. Retail Pharmacy includes equity earnings in AmerisourceBergen. As a result of the two-month reporting lag, operating loss for the three month period ended May 31, 2022 includes AmerisourceBergen equity earnings for the period of January 1, 2022 through March 31, 2022.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

	(in millions)
	Nine months ended May 31, 2023
	U.S. Retail Pharmacy[1]	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$82,648	$16,414	$4,597	$—	$103,659
Gross profit (GAAP)	$17,038	$3,421	$138	$—	$20,596
Acquisition-related amortization	16	—	69	—	85
Acquisition-related costs	—	—	60	—	60
LIFO provision	89	—	—	—	89

Adjusted gross profit (Non-GAAP measure)	$17,143	$3,421	$267	$—	$20,831

Selling, general and administrative expenses (GAAP)	$22,215	$3,264	$1,569	$167	$27,215
Certain legal and regulatory accruals and settlements	(7,249)	—	—	—	(7,249)
Acquisition-related amortization	(221)	(45)	(501)	—	(766)
Transformational cost management	(368)	(206)	(113)	(10)	(697)
Impairment of intangible assets	—	(299)	—	—	(299)
Acquisition-related costs	(4)	29	(205)	(18)	(197)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$14,373	$2,745	$750	$139	$18,007

Operating (loss) income (GAAP)	$(4,990)	$156	$(1,431)	$(167)	$(6,431)
Certain legal and regulatory accruals and settlements	7,249	—	—	—	7,249
Acquisition-related amortization	236	45	570	—	851
Transformational cost management	368	206	113	10	697
Impairment of intangible assets	—	299	—	—	299
Acquisition-related costs	4	(29)	265	18	257
Adjustments to equity earnings in AmerisourceBergen	178	—	—	—	178
LIFO provision	89	—	—	—	89

Adjusted operating income (loss) (Non-GAAP measure)	$3,134	$676	$(483)	$(139)	$3,188

Gross margin (GAAP)	20.6%	20.8%	3.0%		19.9%
Adjusted gross margin (Non-GAAP measure)	20.7%	20.8%	5.8%		20.1%
Selling, general and administrative expenses percent to sales (GAAP)	26.9%	19.9%	34.1%		26.3%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.4%	16.7%	16.3%		17.4%
Operating margin[2]	(6.3) %	1.0%	(31.1) %		(6.4) %
Adjusted operating margin (Non-GAAP measure)[2]	3.4%	4.1%	(10.5) %		2.7%

[1]

Operating loss for U.S. Retail Pharmacy includes equity earnings in AmerisourceBergen. As a result of the two-month reporting lag, operating loss for the nine month period ended May 31, 2023 includes AmerisourceBergen equity earnings for the period of July 1, 2022 through March 31, 2023.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

	(in millions)
	Nine months ended May 31, 2022
	U.S. Retail Pharmacy[1]	International	U.S. Healthcare		Corporate and Other	Walgreens Boots Alliance, Inc.

Sales	$82,394	$16,686	$1,173		$—	$100,254

Gross profit (GAAP)	$18,332	$3,508	$15		$—	$21,855

LIFO provision	64	—	—		—	64
Acquisition-related amortization	18	—	—		—	18
Adjusted gross profit (Non-GAAP measure)	$18,414	$3,508	$15		$ —	$21,936

Selling, general and administrative expenses (GAAP)	$16,006	$3,182	$505		$283	$19,975

Acquisition-related costs	2	(73)	(24)		(60)	(155)

Transformational cost management	(319)	(114)	—		(25)	(458)

Acquisition-related amortization	(300)	(50)	(249)		—	(598)
Certain legal and regulatory accruals and settlements	(734)	—	—		—	(734)
Adjusted selling, general and administrative expenses (Non-GAAP measure)	$14,655	$2,945	$233		$198	$18,031

Operating income (loss) (GAAP)	$2,656	$326	$(491)		$(283)	$2,209

Certain legal and regulatory accruals and settlements	734	—	—		—	734

Acquisition-related amortization	317	50	249		—	616

Transformational cost management	319	114	—		25	458

Adjustments to equity earnings in AmerisourceBergen	155	—	—		—	155

Acquisition-related costs	(2)	73	24		60	155
LIFO provision	64	—	—		—	64
Adjusted operating income (loss) (Non-GAAP measure)	$4,243	$563	$(218)		$(198)	$4,389

Gross margin (GAAP)	22.2%	21.0%	1.2%			21.8%

Adjusted gross margin (Non-GAAP measure)	22.3%	21.0%	1.2%			21.9%

Selling, general and administrative expenses percent to sales (GAAP)	19.4%	19.1%	43.1%			19.9%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.8%	17.6%	19.9%			18.0%

Operating margin[2]	2.8%	2.0%	(41.8	) %		1.9%

Adjusted operating margin (Non-GAAP measure)[2]	4.6%	3.4%	(18.6	) %		3.9%

[1]

Operating income for U.S. Retail Pharmacy includes equity earnings in AmerisourceBergen. As a result of the two-month reporting lag, operating income for the nine month period ended May 31, 2022 includes AmerisourceBergen equity earnings for the period of July 1, 2021 through March 31, 2022.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

OPERATING LOSS TO ADJUSTED EBITDA FOR THE U.S. HEALTHCARE SEGMENT

	(in millions)
	Three months ended May 31,		Nine months ended May 31,
	2023	2022	2023	2022
Operating loss (GAAP) [1]	$(522)	$(234)	$(1,431)	$(491)
Acquisition-related amortization [2]	178	106	570	249
Acquisition-related costs [3]	59	—	265	24
Transformational cost management [4]	113	—	113	—

Adjusted operating loss (Non-GAAP measure)	(172)	(129)	(483)	(218)
Depreciation expense	43	9	92	23
Stock-based compensation expense [5]	16	13	45	17

Adjusted EBITDA (Non-GAAP measure)	$(113)	$(106)	$(346)	$(178)

[1]

The Company reconciles Adjusted EBITDA for the U.S. Healthcare segment to Operating loss as the closest GAAP measure for the segment profitability. The Company does not measure Net earnings attributable to Walgreens Boots Alliance, Inc. for its segments.

[2]

Acquisition-related amortization includes amortization of acquisition-related intangible assets, inventory valuation adjustments and stock-based compensation fair valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangible assets such as customer relationships, trade names, trademarks, developed technology and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded within Selling, general and administrative expenses. The stock-based compensation fair valuation adjustment reflects the difference between the fair value based remeasurement of awards under purchase accounting and the grant date fair valuation. Post-acquisition compensation expense recognized in excess of the original grant date fair value of acquiree awards are excluded from the related non-GAAP measures as these arise from acquisition-related accounting requirements or agreements, and are not reflective of normal operating activities.

[3]

Acquisition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities. These costs include charges incurred related to certain mergers, acquisition and divestitures related activities recorded in operating income, for example, costs related to integration efforts for merger, acquisition and divestitures activities. Examples of such costs include deal costs, severance, stock compensation and employee transaction success bonuses. These charges are primarily recorded within Selling, general and administrative expenses. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance.

[4]

Transformational Cost Management Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded within Selling, general and administrative expenses. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[5]	Includes GAAP stock-based compensation expense excluding expenses related to acquisition-related amortization and acquisition-related costs.

EQUITY EARNINGS IN AMERISOURCEBERGEN

	(in millions)
	Three months ended May 31,		Nine months ended May 31,
	2023	2022	2023	2022
Equity earnings in AmerisourceBergen (GAAP)	$58	$127	$187	$330
Gain from antitrust litigation settlements	—	—	(8)	3
Turkey hyperinflation impact	1	—	6	—
LIFO expense / (credit)	7	(3)	31	(13)
Acquisition-related intangibles amortization	32	39	98	114
Litigation and opioid-related expenses	2	—	4	—
Acquisition integration and restructuring expenses	10	—	15	—
Tax reform	—	3	4	7
Employee severance, litigation, and other	—	18	21	45
Restructuring and other expenses	10	—	10	—
Impairment of non-customer note receivable	—	—	—	4
Impairment of assets	—	—	—	5
Goodwill impairment	—	—	—	2
Certain discrete tax expense	—	4	(2)	7
Gain on remeasurement of equity investment	—	—	(1)	(18)

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$119	$188	$365	$484

ADJUSTED EFFECTIVE TAX RATE

	(in millions)
	Three months ended May 31, 2023			Three months ended May 31, 2022
	(Loss) earnings before income tax provision	Income tax (benefit) provision	Effective tax rate	(Loss) earnings before income tax provision	Income tax (benefit) provision	Effective tax rate
Effective tax rate (GAAP)	$(382)	$(330)	86.3%	$(18)	$(242)	NM
Impact of non-GAAP adjustments	1,207	417		858	339
Adjusted tax rate true-up	—	(10)		—	(8)
Equity method non-cash tax	—	(10)		—	(25)

Subtotal	$825	$68		$841	$65
Exclude adjusted equity earnings in AmerisourceBergen	(119)	—		(188)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$706	$68	9.6%	$653	$65	9.9%

NM	- Not meaningful. Percentage increases above 200% or when one period includes income and other period includes loss are considered not meaningful.

	(in millions)
	Nine months ended May 31, 2023			Nine months ended May 31, 2022
	(Loss) earnings before income tax provision	Income tax (benefit) provision	Effective tax rate	Earnings before income tax provision	Income tax provision	Effective tax rate
Effective tax rate (GAAP)	$(5,044)	$(1,707)	33.8%	$4,743	$205	4.3%
Impact of non-GAAP adjustments	7,878	1,787		(583)	398
Adjusted tax rate true-up	—	181		—	68
Equity method non-cash tax	—	(33)		—	(55)

Subtotal	$2,833	$228		$4,160	$617
Exclude adjusted equity earnings in AmerisourceBergen	(365)	—		(484)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$2,468	$228	9.2%	$3,676	$617	16.8%

FREE CASH FLOW

	(in millions)
	Three months ended May 31,		Nine months ended May 31,
	2023	2022	2023	2022
Net cash (used for) provided by operating activities (GAAP)	$(20)	$1,629	$1,219	$3,813
Less: Additions to property, plant and equipment	$(525)	$(371)	(1,633)	(1,241)
Plus: Acquisition related payments [2]	$101	$—	530	—

Free cash flow (Non-GAAP measure) [1]	$(444)	$1,258	$116	$2,572

[1]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures), plus acquisition related payments made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

[2]

During the three months ended February 28, 2023, the Company paid $335 million to settle liability classified share-based payment awards related to acquiring the remaining 30% equity interest in Shields. The Company also paid one-time compensation costs related to VillageMD’s acquisition of Summit. During the three months ended May 31, 2023, the Company paid $101 million to settle liability classified share-based payment awards related to acquiring the remaining 45% equity interest in CareCentrix. These payments are not indicative of normal operating performance.

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